                                                                     EXHIBIT 4.3


                          AFFILIATE SECURITY AGREEMENT

         This AFFILIATE SECURITY AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, this "Security Agreement"), dated as of October 30, 1997, is made by each Affiliate (as defined in the Term Loan Agreement referred to below) of the Borrower (as defined below) a signatory hereto (each, individually, a "Grantor", and collectively, the "Grantors"), in favor of UNITED STATES TRUST COMPANY OF NEW YORK, as collateral agent (together with any successor(s) thereto in such capacity, the "Collateral Agent") under the Intercreditor Agreement (as defined below) for each of the Secured Parties (as defined below).


                             W I T N E S S E T H :

         WHEREAS, pursuant to a Term Loan Agreement, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Term Loan Agreement"), among Pioneer Americas, Inc., a corporation organized under the laws of Delaware (the "Borrower"), the Parent Guarantor named therein, the various financial institutions as are, or may from time to time become, parties thereto (each, individually, a "Term Loan Lender", and collectively, the "Term Loan Lenders"), DLJ Capital Funding, Inc., as Syndication Agent for the Term Loan Lenders, Salomon Brothers Holding Company Inc, as Documentation Agent for the Term Loan Lenders, Bank of America National Trust and Savings Association, as Administrative Agent for the Term Loan Lenders (the Syndication Agent, the Documentation Agent and the Administrative Agent are hereinafter collectively referred to as the "Term Loan Agents"), and the Collateral Agent, the Term Loan Lenders have extended Term Loan Commitments to make Term Loans to the Borrower, which Term Loans will be evidenced by notes (as amended, supplemented, amended and restated, or otherwise modified from time to time, including all notes issued in exchange or substitution therefor, the "Term Loan Notes") in an aggregate principal amount of $100,000,000;

         WHEREAS, pursuant to that certain Indenture, dated as of the date hereof (as amended, supplemented, amended and restated, or otherwise modified from time to time, the "Senior Secured Note Indenture"), among PCI Chemicals Canada Inc., a corporation organized under the laws of the Province of New Brunswick ("PCICC"), the Affiliate Guarantors (as defined therein) and United States Trust Company of New York, as trustee (in such capacity, the "Trustee") for the holders of the Notes (as defined therein) (the "Holders"), PCICC will issue its 9 1/4% Senior Secured Notes due 2007 (as amended, supplemented, amended and restated, or otherwise modified from time to time, including all notes issued in exchange or substitution therefor upon the registration of such notes pursuant to the Securities Act of 1933 or otherwise, the "Senior Secured Notes") in an aggregate principal amount of $175,000,000;





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         WHEREAS, as a condition precedent to the purchase of Senior Secured
Notes by the Initial Purchasers (as defined in the Senior Secured Note Indenture) and the making of the Term Loans under the Term Loan Agreement, each Grantor is required to execute and deliver this Security Agreement;

         WHEREAS, each Grantor is an Affiliate of the Borrower;

         WHEREAS, each Grantor has duly authorized the execution, delivery and performance of this Security Agreement; and

         WHEREAS, it is in the best interests of each Grantor to execute this Security Agreement inasmuch as such Grantor will derive substantial direct and indirect benefits from the Term Loans made to the Borrower by the Term Loan Lenders pursuant to the Term Loan Agreement and the purchase of the Senior Secured Notes by the Initial Purchasers pursuant to the Senior Secured Note Indenture;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce (i) the Initial Purchasers to purchase the Senior Secured Notes pursuant to the Senior Secured Note Indenture and (ii) the Term Loan Lenders to make Term Loans to the Borrower pursuant to the Term Loan Agreement, each Grantor agrees, for the benefit of each Secured Party, as follows:


                                   ARTICLE I

                                  DEFINITIONS

         SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

         "Borrower" is defined in the first recital.

         "Collateral" is defined in Section 2.1.

         "Collateral Account" is defined in Section 4.1.2(b).

         "Collateral Agent" is defined in the preamble.

         "Computer Hardware and Software Collateral" means:

                 (a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers,





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         features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware;

                 (b) all software programs (including both source code, object code and all related applications and data files), whether now owned, licensed or leased or hereafter acquired by any Grantor, designed for use on the computers and electronic data processing hardware described in clause (a) above;

                 (c)  all firmware associated therewith;

                 (d) all documentation (including flow charts, logic diagrams, manuals, guides and specifications) with respect to such hardware, software and firmware described in the preceding clauses (a) through
         (c); and

                 (e) all rights with respect to all of the foregoing, including any and all copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing.

         "Contracts" is defined in clause (b) of Section 2.1.

         "Copyright Collateral" means all copyrights (including all copyrights for semi-conductor chip product mask works) of each Grantor, whether statutory or common law, registered or unregistered, now or hereafter in force throughout the world including all of such Grantor's right, title and interest in and to all copyrights registered in the United States Copyright Office or anywhere else in the world and also including the copyrights referred to in Item A of
Schedule IV attached hereto, and all applications for registration thereof, whether pending or in preparation, all copyright licenses, including each copyright license referred to in Item B of Schedule IV attached hereto, the right to sue for past, present and future infringements of any thereof, all rights corresponding thereto throughout the world, all extensions and renewals of any thereof and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

         "Equipment" is defined in clause (a) of Section 2.1.

         "Grantor" and "Grantors" are defined in the preamble.

         "Holders" is defined in the second recital.

         "Intellectual Property Collateral" means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and





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the Trade Secrets Collateral (except to the extent any of the foregoing arises out of or relates to any inventory or accounts receivable).

         "Intercreditor Agreement" means the Intercreditor and Collateral Agency Agreement, dated as of October 30, 1997, among the Borrower, PCI Chemicals Canada Inc., PCI Carolina, Inc., Pioneer Licensing, Inc., the Trustee, the Administrative Agent and the Collateral Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Patent Collateral" means:

                 (a) all letters patent and applications for letters patent throughout the world, including all patent applications in preparation for filing anywhere in the world and including each patent and patent application referred to in Item A of Schedule II attached hereto;

                 (b)  all reissues, divisions, continuations,
         continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a);

                 (c) all patent licenses, including each patent license referred to in Item B of Schedule II attached hereto; and

                 (d) all proceeds of, and rights associated with, the foregoing (including license royalties and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, including any patent or patent application referred to in Item A of Schedule
         II attached hereto, and for breach or enforcement of any patent license, including any patent license referred to in Item B of
         Schedule II attached hereto, and all rights corresponding thereto throughout the world.

         "PCICC" is defined in the second recital.

         "Related Contracts" is defined in clause (b) of Section 2.1.

         "Secured Obligations" is defined in Section 2.2.

         "Secured Parties" means the Collateral Agent, the Trustee, the Holders, the Term Loan Agents, the Term Loan Lenders and any holder of a Term Loan Note.

         "Security Agreement" is defined in the preamble.

         "Senior Secured Note Indenture" is defined in the second recital.

         "Senior Secured Notes" is defined in the second recital.





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         "Term Loan Agreement" is defined in the first recital.

         "Term Loan Lender" and "Term Loan Lenders" are defined in the first recital.

         "Term Loan Notes" is defined in the first recital.

         "Trademark Collateral" means:

                 (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, certification marks, collective marks, logos, and general intangibles of a like nature (all of the foregoing items in this clause (a) being collectively called a "Trademark"), now existing anywhere in the world or hereafter adopted or acquired, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any foreign country, including those referred to in Item A of Schedule III attached hereto;

                 (b) all Trademark licenses, including each Trademark license referred to in Item B of Schedule III attached hereto;

                 (c) all extensions or renewals of any of the items described in clauses (a) and (b);

                 (d) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clauses (a) and (b); and

                 (e) all proceeds of, and rights associated with, the foregoing, including any claim by any Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, including any Trademark, Trademark registration or Trademark license referred to in Item A and Item B of Schedule III attached hereto, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license.

         "Trade Secrets Collateral" means all confidential or proprietary information and all know-how obtained by or used in or contemplated at any time for use in the business of any Grantor (all of the foregoing being collectively called a "Trade Secret"), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, including each Trade Secret license referred to in Schedule V attached hereto, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.





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         "Trustee" is defined in the second recital.

         "U.C.C." means the Uniform Commercial Code, as in effect from time to time in the State of New York.

         SECTION 1.2. Intercreditor Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Security Agreement, including its preamble and recitals, have the meanings provided in the Intercreditor Agreement.

         SECTION 1.3. U.C.C. Definitions. Unless otherwise defined herein or in the Intercreditor Agreement or the context otherwise requires, terms for which meanings are provided in the U.C.C. are used in this Security Agreement, including its preamble and recitals, with such meanings.


                                   ARTICLE II

                               SECURITY INTEREST

         SECTION 2.1. Grant of Security. Each Grantor hereby assigns and pledges to the Collateral Agent, for the ratable benefit of each of the Secured Parties, and hereby grants to the Collateral Agent, for the ratable benefit of each of the Secured Parties, a security interest in all of the following, whether now or hereafter existing or acquired by such Grantor (the "Collateral"):

                 (a) all pipelines, valves, pipes, pumps and equipment in all of its forms of such Grantor, wherever located, including all parts thereof and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor and all accessories related thereto (any and all of the foregoing being the "Equipment");

                 (b) all contracts, contract rights, chattel paper, documents, instruments, and general intangibles (excluding any of the foregoing arising out of or relating to inventory or accounts receivable but including tax refunds) of such Grantor, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all rights of such Grantor now or hereafter existing in and to all security agreements, guaranties, leases and other contracts securing or otherwise relating to any such contracts, contract rights, chattel paper, documents, instruments, and general intangibles (any and all such contracts, contract rights, chattel paper, documents, instruments, and general intangibles being the "Contracts", and any and all such security agreements, guaranties, leases and other contracts being the "Related Contracts");

                 (c)  all Intellectual Property Collateral of such Grantor;





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                 (d)  all books, records, writings, data bases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 2.1;

                 (e) all of such Grantor's other property and rights of every kind and description and interests therein (other than inventory, accounts receivable or any other property or rights arising out of or relating to any inventory or accounts receivable); and

                 (f) all products, offspring, rents, issues, profits, returns, income and proceeds of and from any and all of the foregoing Collateral (including proceeds which constitute property of the types described in clauses (a), (b), (c), (d) and (e), proceeds deposited from time to time in the Collateral Account and in any lock boxes of such Grantor, and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral).

Notwithstanding the foregoing, "Collateral" shall not include any general intangibles or other rights arising under any contracts, instruments, licenses or other documents as to which the grant of a security interest would constitute a violation of a valid and enforceable restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained. Each Grantor shall, upon the request of the Collateral Agent, use its best commercial efforts to obtain any such required consent.

         SECTION 2.2. Security for Obligations. This Security Agreement secures the payment of (i) all Term Loan Obligations, whether for principal, interest, costs, fees, expenses or otherwise, (ii) all Indenture Obligations, whether for principal, interest, costs, fees, expenses or otherwise and (iii) all obligations of each Grantor and each other Obligor now or hereafter existing under this Security Agreement, each Collateral Document and each other Loan Document (as such term is defined in the Term Loan Agreement) to which such Grantor or such other Obligor is or may become a party (all such obligations of the Borrower and such Grantor or such other Obligor listed in items (i) through (iii) above being the "Secured Obligations").

         SECTION 2.3. Continuing Security Interest; Transfer of Term Loan Notes. This Security Agreement shall create a continuing security interest in the Collateral and shall

                 (a) remain in full force and effect until payment in full in cash of all Secured Obligations, the termination of all Term Loan Commitments, and the termination of all obligations under the Intercreditor Agreement,

                 (b) be binding upon each Grantor, its successors, transferees and assigns, and





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                 (c)  inure, together with the rights and remedies of the
         Collateral Agent hereunder, to the benefit of the Collateral Agent and each other Secured Party.

Without limiting the generality of the foregoing clause (c), any Term Loan Lender may assign or otherwise transfer (in whole or in part) any Term Loan Note or Term Loan held by it to any other Person or entity, and such other Person or entity shall thereupon become vested with all the rights and benefits in respect thereof granted to such Term Loan Lender under any Collateral Document or any Loan Document (including this Security Agreement) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Section 11.11 and Article X of the Term Loan Agreement. Upon the payment in full in cash of all Secured Obligations, the termination of all Term Loan Commitments, and the termination of all obligations under the Intercreditor Agreement, the security interest granted herein shall terminate and all rights to the Collateral shall revert to such Grantor. Upon any such termination, the Collateral Agent will, at such Grantor's sole expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination. Upon any sale or other transfer of Collateral permitted by the terms of the Intercreditor Agreement, the security interest created hereunder in such Collateral (but not in the proceeds thereof) shall be deemed to be automatically released and the Collateral Agent will, at such Grantor's sole expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such release.

         SECTION 2.4. Grantor Remains Liable. Anything herein to the contrary notwithstanding

                 (a) each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements,

                 (b) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral, and

                 (c) neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Security Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

         SECTION 2.5. Security Interest Absolute. All rights of the Collateral Agent and the security interests granted to the Collateral Agent hereunder, and all obligations of each Grantor hereunder, shall be absolute and unconditional, irrespective of





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                 (a)  any lack of validity or enforceability of the
         Intercreditor Agreement, the Senior Secured Note Indenture, the Term Loan Agreement, any Term Loan Note, any Senior Secured Note, any Collateral Document or any other Loan Document;

                 (b)  the failure of any Secured Party

                          (i) to assert any claim or demand or to enforce any right or remedy against the Borrower, any other Obligor or any other Person under the provisions of the Intercreditor Agreement, the Senior Secured Note Indenture, the Term Loan Agreement, any Term Loan Note, any Senior Secured Note, any Collateral Document or any other Loan Document or otherwise, or

                          (ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any Secured Obligations;

                 (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other extension, compromise or renewal of any Secured Obligations;

                 (d) any reduction, limitation, impairment or termination of any Secured Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligations or otherwise;

                 (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Intercreditor Agreement, the Senior Secured Note Indenture, the Term Loan Agreement, any Term Loan Note, any Senior Secured Note, any Collateral Document, or any other Loan Document;

                 (f) any addition, exchange, release, surrender or non-perfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for any of the Secured Obligations; or

                 (g) any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any other Obligor, any surety or any guarantor.

         SECTION 2.6. Postponement of Subrogation, etc. Each Grantor hereby agrees that it will not exercise any rights which it may acquire by reason of any payment made hereunder, whether by way of subrogation, reimbursement or otherwise, until the prior payment in full in





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cash of all Secured Obligations, the termination of all Term Loan Commitments and the termination of all obligations under the Intercreditor Agreement. Any amount paid to any Grantor on account of any payment made hereunder prior to the payment in full in cash of all Secured Obligations shall be held in trust for the benefit of the Secured Parties and shall immediately be paid to the Collateral Agent for the account of the Secured Parties and credited and applied against the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Intercreditor Agreement; provided, however, that if

                 (a) such Grantor has made payment to the Secured Parties of all or any part of the Secured Obligations, and

                 (b) all Secured Obligations have been paid in full in cash, all Term Loan Commitments have been terminated and all obligations under the Intercreditor Agreement,

each Secured Party agrees that, at the requesting Grantor's request, the Secured Parties will execute and deliver to such Grantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Grantor of an interest in the Secured Obligations resulting from such payment by such Grantor. In furtherance of the foregoing, for so long as any Secured Obligations, Term Loan Commitments or any obligations under either the Senior Secured Note Indenture or the Intercreditor Agreement remain outstanding, each Grantor shall refrain from taking any action or commencing any proceeding against the Borrower or any other Person (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Security Agreement to any Secured Party.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1. Representations and Warranties. Each Grantor represents and warrants to each Secured Party (a) as to all matters contained in Article VI of the Term Loan Agreement insofar as the representations and warranties contained therein are applicable to such Grantor and its properties, each such representation and warranty set forth in such Article (insofar as applicable as aforesaid) and all other terms of the Term Loan Agreement to which reference is made therein, together with all related definitions and ancillary provisions, being hereby incorporated into this Security Agreement by reference as though specifically set forth in this Section and (b) insofar as the representations and warranties contained herein are applicable to such Grantor and its properties, as set forth in this Section.

         SECTION 3.1.1. Location of Collateral, etc. All of the Equipment of such Grantor is located at the places specified in Item A of Schedule I hereto. None of the Equipment has, within





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the four months preceding the date of this Security Agreement, been located at any place other than the places specified in Item A of Schedule I hereto except as set forth in a footnote thereto. All of the lock boxes of the Grantor are located at the places specified in Item B of Schedule I hereto. The place(s) of business and chief executive office of such Grantor and the office(s) where such Grantor keeps its records concerning the Contracts, and all originals of all chattel paper which evidence Contracts, are located at the address set forth in Item C of Schedule I hereto. Such Grantor has no trade names other than those set forth in Item D of Schedule I hereto. During the four months preceding the date hereof, such Grantor has not been known by any legal name different from the one set forth on the signature page hereto, nor has such Grantor been the subject of any amalgamation, merger or other corporate reorganization, except as set forth in Item E of Schedule I hereto. All Contracts evidenced by a promissory note or other instrument, negotiable document or chattel paper have been duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent and delivered and pledged to the Collateral Agent pursuant to Section 4.1.7. Such Grantor is not a party to any Federal, state or local government contract except as set forth in Item F of
Schedule I hereto.

         SECTION 3.1.2. Ownership, No Liens, etc. Such Grantor owns its Collateral free and clear of any Lien, security interest, charge or encumbrance except for the security interest created by this Security Agreement and except
(a) as permitted under Section 7.2.2 of the Term Loan Agreement or (b) for any Permitted Liens (as defined in the Senior Secured Note Indenture). No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to this Security Agreement or as have been filed in connection with Liens permitted pursuant to the Intercreditor Agreement.

         SECTION 3.1.3. Possession and Control. Such Grantor has exclusive possession and control (subject only to (a) Liens permitted under Section 7.2.2 of the Term Loan Agreement or (b) Permitted Liens (as defined in the Senior Secured Note Indenture) of its Equipment.

         SECTION 3.1.4. Negotiable Documents, Instruments and Chattel Paper. Subject to the proviso to clause (b) of Section 4.1.7, such Grantor has, contemporaneously herewith, delivered to the Collateral Agent possession of all originals of all negotiable documents, instruments and chattel paper currently owned or held by such Grantor (duly endorsed in blank, if requested by the Collateral Agent).

         SECTION 3.1.5. Intellectual Property Collateral. With respect to any Intellectual Property Collateral the loss, impairment or infringement of which might have a Material Adverse Effect:

                 (a) such Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable, in whole or in part;





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
                 (b) such Intellectual Property Collateral is valid and enforceable;

                 (c) such Grantor has made all necessary filings and recordations to protect its interest in such Intellectual Property Collateral, including recordations of all of its interests in the Patent Collateral and Trademark Collateral in the United States Patent and Trademark Office and in corresponding offices throughout the world and its claims to the Copyright Collateral in the United States Copyright Office and in corresponding offices throughout the world;

                 (d) such Grantor is the exclusive owner of the entire and unencumbered right, title and interest in and to such Intellectual Property Collateral and no claim has been made that the use of such Intellectual Property Collateral does or may violate the asserted rights of any third party; and

                 (e) such Grantor has performed and will continue to perform all acts and has paid and will continue to pay all required fees and taxes to maintain each and every item of Intellectual Property Collateral in full force and effect throughout the world, as applicable.

Such Grantor owns directly or is entitled to use by license or otherwise, all patents, Trademarks, Trade Secrets, copyrights, mask works, licenses, technology, know-how, processes and rights with respect to any of the foregoing used in, necessary for or of importance to the conduct of such Grantor's business.

         SECTION 3.1.6. Validity, etc. This Security Agreement creates a valid first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

         SECTION 3.1.7. Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either

                 (a) for the grant by such Grantor of the security interest granted hereby or for the execution, delivery and performance of this Security Agreement by such Grantor, or

                 (b) for the perfection of or the exercise by the Collateral Agent of its rights and remedies hereunder.

         SECTION 3.1.8. Compliance with Laws. Such Grantor is in compliance with the requirements of all applicable laws (including the provisions of the Fair Labor Standards Act), rules, regulations and orders of every governmental authority, the non-compliance with which would be reasonably likely to have a Material Adverse Effect or materially adversely affect the value of the Collateral or the worth of the Collateral as collateral security.

                                 ARTICLE IV

                                  COVENANTS

         SECTION 4.1. Certain Covenants. Each Grantor covenants and agrees that, so long as any portion of the Secured Obligations shall remain unpaid, any Term Loan Lender shall have any outstanding Term Loan Commitment, or any obligations under the Intercreditor Agreement shall remain outstanding, such Grantor will, unless the Collateral Agent (with the consent of the Term Loan Lenders and the Holders as specified in the Intercreditor Agreement) shall otherwise consent in writing, perform, comply with and be bound by (a) all of the agreements, covenants and obligations contained in Article VII of the Term Loan Agreement and in Article Ten of the Senior Secured Note Indenture which are applicable to such Grantor or its properties, each such agreement, covenant and obligation contained in each such Article and all other terms of each of the Term Loan Agreement and the Senior Secured Note Indenture to which reference is made herein, together with all related definitions and ancillary provisions, being hereby incorporated into this Security Agreement by reference as though specifically set forth in this Section and (b) the obligations set forth in this Section.

         SECTION 4.1.1. As to Equipment. Such Grantor hereby agrees that it shall

                 (a) keep all the Equipment at the places therefor specified in Section 3.1.1 or, upon 30 days' prior written notice to the Collateral Agent, at such other places in a jurisdiction where all representations and warranties set forth in Article III (including
         Section 3.1.6) shall be true and correct, and all action required pursuant to the first sentence of Section 4.1.7 shall have been taken with respect to the Equipment;

                 (b) cause the Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with any manufacturer's manual; and forthwith, or in the case of any loss or damage to any of the Equipment, as quickly as practicable after the occurrence thereof, make or cause to be made all repairs, replacements, and other improvements in connection therewith which are necessary or desirable to such end; and promptly furnish to the Collateral Agent a statement respecting any loss or damage to any of the Equipment; and

                 (c) pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment, except to the extent the validity thereof is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside.

         SECTION 4.1.2. As to Contracts. (a) Such Grantor shall keep its place(s) of business and chief executive office and the office(s) where it keeps its records concerning the Contracts, and all originals of all chattel paper which evidences Contracts, located at the address(es) set forth in Item D of Schedule I hereto, or, upon 30 days' prior written notice to the Collateral Agent, at such other locations in a jurisdiction where all actions required by the first sentence of Section 4.1.7 shall have been taken with respect to the Contracts; not change its name except upon 30 days' prior written notice to the Collateral Agent; hold and preserve such records and chattel paper; and permit representatives of the Collateral Agent at any time during normal business hours to inspect and make abstracts from such records and chattel paper.

         (b) Upon written notice by the Collateral Agent to such Grantor pursuant to this Section 4.1.2(b), all proceeds of Collateral received by such Grantor shall be delivered in kind to the Collateral Agent for deposit to a deposit account (the "Collateral Account") of such Grantor maintained with the Collateral Agent, and such Grantor shall not commingle any such proceeds, and shall hold separate and apart from all other property, all such proceeds in express trust for the benefit of the Collateral Agent until delivery thereof is made to the Collateral Agent. The Collateral Agent will not give the notice referred to in the preceding sentence unless there shall have occurred and be continuing a Default of the nature set forth in Section 8.1.9 of the Term Loan Agreement, a Default of the nature set forth in Clause 10 or 11 of Section 501 of the Senior Secured Note Indenture or an Event of Default.

         (c) The Collateral Agent shall have the right to apply any amount in the Collateral Account to the payment of any Secured Obligations which are due and payable or payable upon demand, or to the payment of any Secured Obligations at any time that an Event of Default shall exist.

         SECTION 4.1.3.  As to Collateral.

                 (a) Until the occurrence and continuance of a Default of the nature set forth in Section 8.1.9 of the Term Loan Agreement, a Default of the nature set forth in Clause 10 or 11 of Section 501 of the Senior Secured Note Indenture or an Event of Default, and such time as the Collateral Agent shall notify such Grantor of the revocation of such power and authority, such Grantor (i) may use and consume, in the ordinary course of its business (except as otherwise permitted under the Intercreditor Agreement), any raw materials, work in process or materials normally held by such Grantor for such purpose, (ii) will, at its own expense, endeavor to collect, as and when due, all amounts due with respect to any of the Collateral, including the taking of such action with respect to such collection as the Collateral Agent may reasonably request following the occurrence of a Default of the nature set forth in Section 8.1.9 of the Term Loan Agreement, a Default of the nature set forth in Clause 10 or 11 of
         Section 501 of the Senior Secured Note

         Indenture or an Event of Default or, in the absence of such request, as such Grantor may deem advisable, and (iii) may grant, in the ordinary course of business (except as otherwise permitted under the Intercreditor Agreement), to any party obligated on any of the Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of goods, the sale or lease of which shall have given rise to such Collateral. The Collateral Agent, however, may, at any time following a Default of the nature set forth in Section 8.1.9 of the Term Loan Agreement, a Default of the nature set forth in Clause 10 or 11 of
         Section 501 of the Senior Secured Note Indenture or an Event of Default, whether before or after any revocation of such power and authority or the maturity of any of the Secured Obligations, notify any parties obligated on any of the Collateral to make payment to the Collateral Agent of any amounts due or to become due thereunder and enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby. Upon request of the Collateral Agent following a Default of the nature set forth in Section 8.1.9 of the Term Loan Agreement, a Default of the nature set forth in Clause 10 or 11 of Section 501 of the Senior Secured Note Indenture or an Event of Default, such Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Collateral Agent of any amounts due or to become due thereunder.

                 (b) The Collateral Agent is authorized to endorse, in the name of such Grantor, any item, howsoever received by the Collateral Agent, representing any payment on or other proceeds of any of the Collateral.

         SECTION 4.1.4. As to Intellectual Property Collateral. Each Grantor covenants and agrees to comply with the following provisions as such provisions relate to any Intellectual Property Collateral of such Grantor that:

                 (a)  such Grantor shall not, unless such Grantor shall either
         (i) reasonably and in good faith determine (and notice of such determination shall have been delivered to the Collateral Agent) that any of the Patent Collateral is of negligible economic value to such Grantor, or (ii) have a valid business purpose to do otherwise, do any act, or omit to do any act, whereby any of the Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable except upon expiration at the end of the unrenewable term of registration thereof.

                 (b) such Grantor shall not, and such Grantor shall not permit any of its licensees to, unless such Grantor shall either (i) reasonably and in good faith determine (and notice of such determination shall have been delivered to the Collateral Agent) that any of the Trademark Collateral is of negligible economic value to such Grantor, or (ii) have a valid business purpose to do otherwise,

                          (i) fail to continue to use any of the Trademark Collateral in order to maintain all of the Trademark Collateral in full force free from any claim of abandonment for non-use,

                          (ii) fail to maintain as in the past the quality of products and services offered under all of the Trademark Collateral,

                          (iii) fail to employ all of the Trademark Collateral registered with any Federal or state or foreign authority with an appropriate notice of such registration,

                          (iv) adopt or use any other Trademark for a period of sixty days which is confusingly similar or a colorable imitation of any of the Trademark Collateral unless such Trademark becomes a part of the Trademark Collateral,

                          (v) use any of the Trademark Collateral registered with any Federal or state or foreign authority for a period of sixty days except for the uses for which registration or application for registration of all of the Trademark Collateral has been made unless a registration or application for registration for such use is made with such Federal or state or foreign authority, and

                          (vi) do or permit any act or knowingly omit to do any act whereby any of the Trademark Collateral may lapse or become invalid or unenforceable.

                 (c)  such Grantor shall not, unless such Grantor shall either

                          (i) reasonably and in good faith determine (and notice of such determination shall have been delivered to the Collateral Agent) that any of the Copyright Collateral or any of the Trade Secrets Collateral is of negligible economic value to such Grantor, or

                          (ii) have a valid business purpose to do otherwise, do or permit any act or knowingly omit to do any act whereby any of the Copyright Collateral or any of the Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof.

                 (d) such Grantor shall notify the Collateral Agent immediately if it knows, or has reason to know, that any application or registration relating to any material item of the Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States

         Copyright Office or any foreign counterpart thereof or any court) regarding such Grantor's ownership of any of the Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same.

                 (e) in no event shall such Grantor or any of its agents, employees, designees or licensees file an application for the registration of any Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, unless it promptly informs the Collateral Agent, and upon request of the Collateral Agent, executes and delivers any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent's security interest in such Intellectual Property Collateral and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

                 (f) such Grantor shall take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, the Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clauses (a), (b) and
         (c)).

                 (g) such Grantor shall, contemporaneously herewith, execute and deliver to the Collateral Agent a Patent Security Agreement, a Trademark Security Agreement and a Copyright Security Agreement in the forms of Exhibit A, Exhibit B and Exhibit C hereto, respectively, and shall execute and deliver to the Collateral Agent any other document required to acknowledge or register or perfect the Collateral Agent's interest in any part of the Intellectual Property Collateral.

         SECTION 4.1.5. Insurance. Such Grantor will maintain or cause to be maintained with responsible insurance companies insurance with respect to its business and properties (including the Equipment) against such casualties and contingencies and of such types and in such amounts as is required pursuant to each of the Term Loan Agreement and the Senior Secured Note Indenture, and will, upon the request of the Collateral Agent, furnish a certificate of a reputable insurance broker setting forth the nature and extent of all insurance maintained by such Grantor in accordance with this Section. Without limiting the foregoing, such Grantor further agrees as follows:

                 (a) Each policy for property insurance shall show the Collateral Agent as loss payee.

                 (b) Each policy for liability insurance shall show the Collateral Agent as an additional insured.

                 (c) Each insurance policy shall provide that at least 30 days' prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insured.

                 (d) Such Grantor shall, if so requested by the Collateral Agent, deliver to the Collateral Agent a copy of each insurance policy.

                 (e) All payments in respect of property insurance shall be deposited to the Collateral Account and if there shall be no Collateral Account shall be paid to such Grantor.

         SECTION 4.1.6.  Transfers and Other Liens.  Such Grantor shall not:

                 (a) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except as permitted by the Intercreditor Agreement; or

                 (b) create or suffer to exist any Lien or other charge or encumbrance upon or with respect to any of the Collateral to secure Indebtedness of any Person or entity, except for the security interest created by this Security Agreement and except as permitted by the Intercreditor Agreement.

         SECTION 4.1.7. Further Assurances, etc. Such Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, such Grantor will

                 (a) mark conspicuously each chattel paper included in the Contracts and each Related Contract and, at the request of the Collateral Agent, each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the Collateral Agent, indicating that such document, chattel paper, Related Contract or Collateral is subject to the security interest granted hereby;

                 (b) if any Contract shall be evidenced by a promissory note or other instrument, negotiable document or chattel paper, deliver and pledge to the Collateral Agent hereunder such promissory note, instrument, negotiable document or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent; provided, however, that unless there shall have occurred and be continuing a Default of the nature set forth in

         Section 8.1.9 of the Term Loan Agreement, a Default of the nature set forth in Clause 10 or 11 of Section 501 of the Senior Secured Note Indenture or an Event of Default,

                          (i) no such promissory note, instrument, negotiable document or chattel paper that has a fair market value less than $500,000, individually, or

                          (ii) such promissory notes, instruments, negotiable documents or chattel paper that collectively have a fair market value in the aggregate less than $1,000,000,

         shall be required to be delivered unless otherwise required pursuant to the Term Loan Agreement, any other Loan Document (as such term is defined in the Term Loan Agreement), the Senior Secured Indenture or any other Collateral Document;

                 (c) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. Section 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or desirable, or as the Collateral Agent may request, in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Collateral Agent hereby; and

                 (d) furnish to the Collateral Agent, from time to time at the Collateral Agent's request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

With respect to the foregoing and the grant of the security interest hereunder, such Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Grantor where permitted by law. A carbon, photographic or other reproduction of this Security Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.


                                  ARTICLE V

                            THE COLLATERAL AGENT

         SECTION 5.1. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Collateral Agent's discretion, following the occurrence and continuation of a Default of the nature set forth in Section 8.1.9 of the Term Loan Agreement, a Default of the nature set forth in Clause 10 or 11 of Section 501 of the Senior Secured
Note Indenture or an Event of Default, to take any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including:

                 (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

                 (b) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause
         (a) above;

                 (c) to file any claims or take any action or institute any proceedings which the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral; and

                 (d) to perform the affirmative obligations of such Grantor hereunder (including all obligations of such Grantor pursuant to Section 4.1.7).

Such Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

         SECTION 5.2. Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 6.2.

         SECTION 5.3. Collateral Agent Has No Duty. In addition to, and not in limitation of, Section 2.4, the powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

         SECTION 5.4. Reasonable Care. The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, however, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral, if it takes such action for that purpose as any Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of any Event of Default, but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

                                   ARTICLE VI

                                    REMEDIES

         SECTION 6.1. Certain Remedies. If any Event of Default shall have occurred and be continuing:

                 (a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the U.C.C. (whether or not the U.C.C. applies to the affected Collateral) and also may

                          (i) require each Grantor to, and such Grantor hereby agrees that it will, at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent which is reasonably convenient to both parties, and

                          (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' prior notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                 (b) All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 6.2) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations in such order as the Collateral Agent shall elect. Any surplus of such cash or cash proceeds held by the Collateral Agent and remaining after payment in full in cash of all the Secured Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

         SECTION 6.2.  Indemnity and Expenses.

                 (a) Each Grantor jointly and severally agrees to indemnify the Collateral Agent from and against any and all claims, losses and liabilities arising out of or resulting from this Security Agreement (including enforcement of this Security Agreement), except claims, losses or liabilities resulting from the Collateral Agent's gross negligence or wilful misconduct.

                 (b) Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Collateral Agent may incur in connection with

                          (i)  the administration of this Security Agreement,

                          (ii) the custody, preservation, use or operation of, or, after the occurrence and during the continuance of an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral, and

                          (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the Secured Parties hereunder, or (iv) the failure by any Grantor to perform or observe any of the provisions hereof.


                                  ARTICLE VII

                            MISCELLANEOUS PROVISIONS

         SECTION 7.1. Collateral Document. This Security Agreement is a Collateral Document executed pursuant to the Intercreditor Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Intercreditor Agreement.

         SECTION 7.2. Amendments; etc. No amendment to or waiver of any provision of this Security Agreement nor consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent (on behalf of the Secured Parties), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 7.3. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing or by facsimile and, if to any Grantor, addressed, delivered or transmitted to such Grantor in care of the Borrower at the address or facsimile number of the Borrower specified in the Intercreditor Agreement, if to the Collateral Agent, addressed, delivered or transmitted to it at the address or facsimile number of the Collateral Agent specified in the Intercreditor Agreement. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given which transmitted (and electronic confirmation of receipt thereof has been received).

         SECTION 7.4. Section Captions. Section captions used in this Security Agreement are for convenience of reference only, and shall not affect the construction of this Security Agreement.

         SECTION 7.5. Severability. Wherever possible each provision of this Security Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Security Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Security Agreement.

         SECTION 7.6. Counterparts. This Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed an original and all of which shall constitute together but one and the same agreement.

         SECTION 7.7. Governing Law, Entire Agreement, etc. THIS SECURITY AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

         IN WITNESS WHEREOF, each Grantor has caused this Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                            PCI CAROLINA, INC., a Delaware
                                              corporation


                                            By /s/ KENT R. STEPHENSON
                                              ----------------------------------
                                              Name:  Kent R. Stephenson
                                              Title: Vice President



                                            PIONEER LICENSING, INC., a Delaware
                                              corporation


                                            By /s/ KENT R. STEPHENSON
                                              ----------------------------------
                                              Name:  Kent R. Stephenson
                                              Title: Vice President



                                            UNITED STATES TRUST COMPANY OF
                                              NEW YORK, as Collateral Agent


                                            By /s/ PATRICIA STERMER
                                              ----------------------------------
                                              Name:  Patricia Stermer
                                              Title: Assistant Vice President